Exhibit 5.1


                                February 2, 1999



Actel Corporation
955 E. Arques
Sunnyvale, CA  94086

 Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

 We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 1, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 5,028,668 shares of your Common Stock (the "Shares") reserved for issuance under the 1986 Incentive Stock Option Plan, 1993 Directors' Option Plan and the 1993 Employee Stock Purchase Plan (collectively, the "Plans"). As legal counsel for Actel Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

 It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

 We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                             Very truly yours,

                                             WILSON, SONSINI, GOODRICH & ROSATI
                                             Professional Corporation




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